UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 22, 2016

FRANCESCA’S HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware
001-35239	(State or Other Jurisdiction of Incorporation)	20-8874704
(Commission File Number)		(I.RS. Employer Identification No.)

8760 Clay Road, Houston, Texas		77080
(Adess of Principal Executive Offices)		(Zip Code)

(713) 864-1358

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c), (e) On March 22, 2016, Francesca’s Holdings Corporation (the “Company”) appointed Kelly M. Dilts to serve as Executive Vice President and Chief Financial Officer of the Company effective April 18, 2016.

Ms. Dilts, age 47, will have served as Senior Vice President of Finance and Investor Relations at Tailored Brands, Inc., (formerly Men’s Wearhouse, Inc.) since June 2014 to April 2016. Ms. Dilts also served as Tailored Brands, Inc., Senior Vice President, Chief Accounting Officer and Principal Accounting Officer from August 2012 to June 2014 as well as its Vice President of Finance & Accounting from March 2003 to August 2012. She joined Tailored Brands in 1998 as Assistant Controller. Ms. Dilts has significant experience in leading various finance teams and has worked closely with merchandising, store operations, distribution and other operational groups. Prior to joining Tailored Brands, Ms. Dilts worked at Olympia Enterprises and Deloitte & Touche.

The terms of Ms. Dilts’ employment are outlined in an employment letter agreement among the Company and its subsidiaries, Francesca’s Collections, Inc. and Francesca’s Services Corporation and Ms. Dilts, which will be effective upon her commencing employment with the Company (the “Employment Letter”). The following summary of the Employment Letter is qualified in its entirety by the text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Employment Letter has an indefinite term and provides for Ms. Dilts to receive an annual base salary of $350,000 and to be eligible to participate in the Company’s annual bonus plan as in effect from time to time, with a target annual bonus opportunity of 50% of her base salary for the applicable fiscal year. The Employment Letter also provides for Ms. Dilts to participate in the Company’s employee savings and welfare benefit plans made available to the Company’s employees generally, in accordance with the provisions of such programs as in effect from time to time. She will also be entitled to receive a grant of restricted shares of the Company’s common stock with a value of $350,000 upon her commencing employment. The vesting of the shares will be subject to achievement of performance goals established by the Compensation Committee and to Ms. Dilts’ continued employment with the Company through the third anniversary of the grant date. The Employment Letter also includes certain restrictive covenants, including the provision that, during the period of Ms. Dilts’ employment and for a period of 12 months following a termination of her employment for any reason, she will not compete with the Company or its affiliates or solicit any Company employees or customers.

Pursuant to the terms of Ms. Dilts’ Employment Letter, if her employment is terminated by the Company without “cause” (as such term is defined in her Employment Letter), she will be entitled cash severance equal to her annual base salary at the rate in effect at the time of her termination, with such amount to become payable in substantially equal monthly installments over the 12-month period following the termination date, subject to her providing a release of claims in favor of the Company and compliance with her covenants under the Employment Letter noted above.

There was no arrangement or understanding between Ms. Dilts and any other person pursuant to which Ms. Dilts was appointed Executive Vice President and Chief Financial Officer of the Company. There are no family relationships between Ms. Dilts and any director or executive officer of the Company, and Ms. Dilts has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On March 23, 2016, the Company issued a press release announcing the appointment of Ms. Dilts as Executive Vice President and Chief Financial Officer as set forth in Item 5.02 of this Current Report on Form 8-K.

A copy of the press release is furnished as Exhibit 99.1 to this report. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

10.1+	Employment Letter Agreement, dated March 23, 2016, between Francesca’s Collections, Inc., Francesca’s Services Corporation, Francesca’s Holdings Corporation and Kelly M. Dilts.

99.1	Press Release issued by Francesca’s Holdings Corporation on March 23, 2016.

+ Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANCESCA’S HOLDINGS CORPORATION

Date: March 25, 2016	By:	/s/ Kal Malik
Kal Malik
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1+	Employment Letter Agreement, dated March 23, 2016, between Francesca’s Collections, Inc., Francesca’s Services Corporation, Francesca’s Holdings Corporation and Kelly M. Dilts.
99.1	Press Release issued by Francesca’s Holdings Corporation on March 23, 2016.

 + Indicates a management contract or compensatory plan or arrangement.